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                                                                    EXHIBIT (20)




                            INOTEK TECHNOLOGIES CORP.
                      REPORT FURNISHED TO SECURITY HOLDERS






                                       9

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TO OUR SHAREHOLDERS:

INOTEK Technologies Corp. reported a loss of $22,622 or $(.01) per share on revenues of $5,198,049 for its second quarter ended November 30, 1999 compared with a loss of $41,025 or $(.01) on revenues of $5,678,720 for the second quarter of the previous year.

Total sales decreased during the second quarter of fiscal year 2000 as compared to the second quarter of fiscal year 1999 by 8.5% or $480,671 due primarily to a soft market.

Because of the dramatic downturn in activity in our two key customer categories
- manufacturing and petro-chemical, and the impact of project dollars being channeled into Y-2K fixes, Inotek endured one of its slowest quarters in recent memory. The former conditions have begun to correct themselves and spending for capital projects should resume at normal to higher rates.

                      Thank you for your continued support.



                      Neal E. Young                    Dennis W. Stone
                      Chairman                         Chief Executive Officer

                                                            January 15, 2000


                           INOTEK TECHNOLOGIES CORP.
                      STATEMENTS OF OPERATION (UNAUDITED)


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


                                                       THREE MONTHS ENDED                           SIX MONTHS ENDED
                                                            30-Nov                                      30-Nov
                                                    1999                 1998                 1999                 1998
                                                ------------         ------------         ------------         ------------
NET SALES                                       $  5,198,049         $  5,678,720         $  9,486,168         $ 11,180,531

COST AND EXPENSES:

    COST OF SALES                                  3,689,163            4,102,851            6,717,554            8,119,852
    SALES AND MARKETING                              897,366              834,788            1,794,985            1,727,829
    GENERAL AND ADMINISTRATIVE                       647,209              771,212            1,276,541            1,399,403
                                                ------------         ------------         ------------         ------------
    TOTAL COST AND EXPENSES                        5,233,738            5,708,851            9,789,080           11,247,084
                                                ------------         ------------         ------------         ------------
OPERATING INCOME (LOSS)                              (35,689)             (30,131)            (302,912)             (66,553)
INTEREST INCOME (EXPENSES)                                 0               (4,297)               4,837               (8,594)
                                                ------------         ------------         ------------         ------------
EARNINGS (LOSS) BEFORE INCOME TAXES                 (35,689)             (34,428)            (298,075)             (75,147)
INCOME TAXES                                         (13,067)               6,597              (62,207)               1,585
                                                ------------         ------------         ------------         ------------
NET EARNINGS (LOSS)                             $    (22,622)        $    (41,025)        $   (235,868)        $    (76,732)
                                                ============         ============         ============         ============
NET EARNINGS (LOSS) PER SHARE                   $      (0.01)        $      (0.01)        $      (0.05)        $      (0.02)
                                                ============         ============         ============         ============
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                            INOTEK TECHNOLOGIES CORP.
                                 BALANCE SHEETS

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

                                                       NOVEMBER             MAY 31
                                                         1999                1999
                                                     ------------        ------------
                                                      (UNAUDITED)
                                     ASSETS

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                          $         --        $    173,668
  TRADE RECEIVABLES, (NET OF
    ALLOWANCE FOR DOUBTFUL
    ACCOUNTS OF $101,483 AND $73,221)                   2,907,712           2,181,222
  INVENTORIES                                           1,409,333           1,409,887
  DEFERRED TAX ASSET                                      103,622             103,232
  INCOME RECEIVABLE                                       304,824             352,120
  PREPAID EXPENSES & OTHER ASSETS                         204,600              83,913
                                                     ------------        ------------
TOTAL CURRENT ASSETS                                    4,930,091           4,304,042

PROPERTY AND EQUIPMENT, NET                               706,823             755,400
GOODWILL,NET                                            1,958,752           1,991,709
OTHER ASSETS                                               64,665              59,008
                                                     ------------        ------------
TOTAL ASSETS                                         $  7,660,331        $  7,194,072
                                                     ============        ============



                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    ACCOUNTS PAYABLE                                 $  1,722,996         $    927,953
    ACCRUED EXPENSES                                      302,612              343,863
    CURRENT PORTION OF NOTES
        PAYABLE                                                --                   --
                                                     ------------         ------------
TOTAL CURRENT LIABILITIES                               2,025,578            1,271,816

DEFERRED TAX  LIABILITY                                        --               37,626
SHAREHOLDERS' EQUITY:
    COMMON SHARES, $.01 PAR VALUE;
       AUTHORIZED SHARES - 10,000,000
       ISSUED SHARES - 4,604,088
       OUTSTANDING SHARES - 4,604,088                      46,041               43,541
ADDITIONAL PAID-IN CAPITAL                              3,367,047            3,299,546
RETAINED EARNINGS                                       2,261,045            2,497,010
                                                     ------------         ------------
TOTAL SHAREHOLDERS' EQUITY                              5,674,133            5,840,097

LESS: COMMON TREASURY STOCK                              (39,380)             (39,380)
                                                     ------------         ------------
TOTAL SHAREHOLDERS' EQUITY                              5,634,753            5,800,717
                                                     ------------         ------------
     EQUITY                                          $  7,660,331         $  7,110,159
                                                     ============         ============
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